Exhibit 4.27

Supplement to the Framework Agreement

This Supplement to the Framework Agreement (referred to as “Supplement to the Framework Agreement”) is signed by the following parties on [    ], 2019:

Party A:	China Fenghui Industrial Financial Holding Group Co. Limited (referred to as “Transferor”), a company established under the laws of Hong Kong, the authorized representative is Li Jingping.

Party B:	Zhejiang Zhongfeng Investment Management Co., Ltd. (referred to as “transferee”), a limited liability company established and existing under the laws of the People’s Republic of China, the unified social credit code is: 9133010MA2B0BMT89, the registered address is Jianggan District, Hangzhou City, Zhejiang Province

Party A and Party B are collectively referred to as the “parties”.

Whereas,

(1) The two parties have signed a framework agreement on July 31, 2019, to stipulate that Party B intends to obtain all the equity or control of Fenghui Direct Lending Co., Ltd..

(2) Since both parties intend to modify the transfer price of this transfer, both parties agree to sign this supplemental agreement.

(3) Unless otherwise agreed in the supplementary agreement, the terms used in this agreement shall have the meaning stipulated in the framework agreement.

Whereas, both parties reach an agreement as follows:

1. Modifications to the framework agreement

1.1 Both parties agreed to amend Article 1.1 of the Framework Agreement as follows:

Party B intends to acquire 100% equity or control right of Fenghui small loan at a price of no less than RMB 10 million, and meanwhile ensure the simultaneous acquisition of main creditor’s rights is under Party B’s name. Party A agrees to make the transfer according to this price and conditions.

1.2 Both parties agree to add the following content as the second paragraph of article 1.2 of the framework agreement:

If the amount of the transfer price agreed in the official transaction document does not meet the transfer price pricing standard of Article 1.2, the agreement in the official transaction document shall prevail and shall not be deemed as a violation of the agreement of this framework agreement by either party.

2. Others

2.1 For the purpose of this supplement agreement, each party to this supplementary agreement states and guarantees to the other party as follows:

2.1.1 They are all entities or natural persons established and effectively renewed in accordance with the laws of the place where they are established; all have the right to sign and perform this agreement in their own name and the right to bring suits and respond to suits in their own names.

2.1.2 The execution and performance of this supplementary agreement have been duly authorized or approved by the internal decision-making body in accordance with its articles of association and other organizational documents.

2.1.3 It or its designated authorized representative has sufficient rights and authorization to sign, perform this agreement and comply with all obligations under this supplement agreement.

2.1.4 It does not violate laws, regulations and government orders to sign and execute this supplement agreement.

2.2	The applicable laws, dispute resolution, confidentiality, breach and remedy of this supplement agreement shall be governed by the relevant provisions of the framework agreement.

2.3	Any party who has not exercised or partially exercised any rights shall not be deemed to waive other rights.

2.4	If one or more terms of this supplement agreement and other documents related to it are deemed to be invalid, illegal or unenforceable under any applicable law, then: (1) other terms shall not be affected or damaged. (2) The parties shall replace the terms with valid, legal and enforceable terms.

2.5	This supplementary agreement shall become an integral part of the framework agreement after it comes into force, it shall have the same legal effect, and form the completion document with the framework agreement and its annexes.

2.6	Matters not covered in the framework agreement and supplement agreement can be agreed in the official documents. If there is any conflict between the content of the framework agreement and this supplementary agreement and the official transaction documents, the official documents shall prevail.

2.7	This supplement agreement shall come into force after being signed by both parties or their authorized representatives and shall be binding on both parties.

2.8	If the framework agreement is rescinded or terminated, the supplementary agreement will be automatically rescinded or terminated from the date of rescission or termination of the framework agreement.

2.9	This supplement agreement is made in duplicate, with each party holding one, each of which has the same legal effect.

(This page is the signature page of the Supplement to the Framework Agreement)

Party A: China Fenghui Industrial Financial Holding Group Co. Limited

Signature of authorized representative:_____________________________

(This page is the signature page of the Supplement to the Framework Agreement)

Party D: Zhejiang Zhongfeng Investment Management Co., Ltd.

Signature of legal representative or authorized representative: ________________________

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